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                                                                   EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 1998, except for the second and third paragraphs of Note 20, as to which the date is October 27, 1998, and the fourth paragraph of Note 1, as to which the date is November 6, 1998, with respect to the consolidated financial statements of Peoples Telephone Company, Inc. included in the Joint Proxy Statement/Prospectus of Davel Communications Group, Inc. and Peoples Telephone Company, Inc. which is made part of the Registration Statement (Form S-4) for the registration of shares of Davel Holdings, Inc. common stock.

                                          /s/ Ernst & Young LLP

Miami, Florida
November 18, 1998